EXHIBIT 11.
STATEMENT re: COMPUTATION OF EARNINGS PER SHARE

THREE MONTH PERIOD ENDED MARCH 31, 1998
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                                                                RESTATED
                                                  RESTATED      ASSUMING
                                                    BASIC     DILUTION (2)
                                                 ----------   ------------
WEIGHTED AVERAGE OF OUTSTANDING SHARES           32,819,641    32,819,641

COMMON EQUIVALENT SHARES:
     OUTSTANDING STOCK OPTIONS                          N/A     1,330,710

OTHER POTENTIALLY DILUTIVE SECURITIES:
     CONVERTIBLE NOTES (1)                              N/A     3,571,429
                                                 ----------   -----------
SHARES USED IN COMPUTING
NET INCOME PER COMMON SHARE                      32,819,641    37,721,780
                                                 ==========   ===========


NET INCOME                                       $4,745,000   $ 4,745,000

ADJUSTMENTS ASSUMING DILUTION:
     INTEREST EXPENSE ADJUSTMENT, NET OF TAXES          N/A       169,000
                                                 ----------   -----------
NET INCOME                                       $4,745,000   $ 4,914,000
                                                 ==========   ===========


NET INCOME PER COMMON SHARE                      $     0.14   $      0.13
                                                 ==========   ===========
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NOTES:

(1)- On September 16, 1997, the company sold $100 million of 5% convertible subordinated notes due October 2002. The notes are convertible at the option of the holders into Orbital common stock at a conversion price of $28.00 per share.




(2)- Subsidiary stock options that enable holders to obtain subsidiary's common stock pursuant to effective stock option plans are included in computing the subsidiary's earnings per share, to the extent dilutive. Those earnings per share data are included in the company's per share computations based on the company's holdings of the subsidiary's stock. For the three months ended March 31, 1998, all such subsidiary stock options were anti-dilutive.